Exhibit 99.1

Avalanche Biotechnologies, Inc. Reports Fourth Quarter and Fiscal 2014 Financial Results

MENLO PARK, Calif., March 5, 2015 – Avalanche Biotechnologies, Inc. (Nasdaq: AAVL), a clinical-stage biotechnology company focused on discovering and developing novel gene therapies to transform the lives of patients with sight-threatening ophthalmic diseases, today reported financial results for the fourth quarter and year ended December 31, 2014.

“2014 was an important year marked by many significant milestone achievements, including completing enrollment of our Phase 2a clinical trial of our lead product candidate AVA-101, which we believe could be a transformative therapy for wet AMD patients; embarking on an R&D collaboration with Regeneron; adding key senior management team members to help us execute on our plans; and completing our initial public offering,” said Thomas W. Chalberg, Jr., Ph.D., Founder and Chief Executive Officer. “We have the team and necessary financial resources, including from our recently completed follow-on offering, to make 2015 another year of major milestone achievement and progress, including one-year follow-up results from our Phase 2a clinical trial in the middle of the year, initiation of a Phase 2b trial in the second half of the year and advancement of additional product candidates from our BioFactory™ platform to advance our leadership in gene therapy for ophthalmic diseases and deepen our proprietary product pipeline.”

Fourth Quarter and Fiscal 2014 Financial Results

•	Cash and cash equivalents as of December 31, 2014 was $159.4 million, compared to $0.6 million as of December 31, 2013. Subsequent to the end of 2014, Avalanche raised net proceeds of approximately $130.5 million in a public offering of common stock.

•	Revenues, consisting of revenue from collaborative research, was $0.2 million for the quarter ended December 31, 2014, compared to $0 for the quarter ended December 31, 2013. Full year 2014 collaboration revenue was $0.6 million, up 20 percent from $0.5 million from a government grant in 2013.

•	Research and development (R&D) expenses were $7.2 million for the quarter ended December 31, 2014, compared to $0.7 million for the quarter ended December 31, 2013. Full year 2014 R&D expenses were $17.0 million compared to $2.2 million in 2013.

•	General and administrative (G&A) expenses were $3.4 million for the quarter ended December 31, 2014, compared to $1.2 million for the quarter ended December 31, 2013. Full year 2014 G&A expenses were $8.0 million compared to $1.8 million in 2013.

•	Net loss attributable to common stockholders was $10.4 million, or $0.46 per basic and diluted share, for the quarter ended December 31, 2014, compared to a net loss of $3.7 million, or $1.01 per basic and diluted share, for the quarter ended December 31, 2013. Full year 2014 net loss attributable to common stockholders was $28.6 million, or $2.46 per basic and diluted share, compared to a net loss attributable to common stockholders of $5.3 million, or $1.44 per basic and diluted share for the full year 2013.

About Avalanche Biotechnologies, Inc.

Avalanche is a clinical-stage biotechnology company focused on discovering and developing novel gene therapies to transform the lives of patients with sight-threatening ophthalmic diseases. Avalanche’s lead product, AVA-101, is currently under development in a Phase 2a clinical trial for wet age-related macular degeneration. Avalanche’s Ocular BioFactoryTM platform technology is a proprietary adeno-associated virus (AAV)-based gene therapy discovery and development technology optimized for ophthalmology that utilizes a directed evolution approach to generate novel drug candidates. For more information, please visit www.avalanchebiotech.com.

Cautionary Note on Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avalanche’s expectations regarding sufficiency of existing cash to fund operations for projected periods of time, timing of release of additional data for its product candidates, timing of initiation of additional studies for its product candidates, plans regarding ongoing studies for existing programs and potential benefits of its products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of our regulatory filings and other matters that could affect sufficiency of existing cash, cash equivalents and short-term investments to fund operations and the availability or commercial potential of our drug candidates. Avalanche undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Avalanche’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 5, 2015, and its subsequent periodic reports filed with the Securities and Exchange Commission.

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Contacts:

Media Contact

Carolyn Wang

(415) 946-1065

cwang@w2ogroup.com

Investor Contact

Lauren Glaser

(215) 740 8468

lauren@avalanchebiotech.com

AVALANCHE BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$159,404	$564
Accounts receivable	—	8
Prepaid and other current assets	874	250

Total current assets	160,278	822
Property and equipment, net	1,085	69
Deposits and other long-term assets	543	194

Total assets	$161,906	$1,085

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$4,658	$1,162
Current portion of deferred revenue	813	—

Total current liabilities	5,471	1,162
Deferred revenue, less current portion	6,646	—
Convertible preferred stock warrant liability	—	91
Other liabilities	306	50

Total liabilities	12,423	1,303
Series A convertible preferred stock	—	7,992
Stockholders’ equity (deficit)	149,483	(8,210)

Total liabilities and stockholders’ equity (deficit)	$161,906	$1,085

AVALANCHE BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Collaboration and license revenue	$203	$—	$572	$—
Government grant revenue	—	—	—	480

Total revenue	203	—	572	480

Operating expenses:
Research and development	7,226	739	16,976	2,151
General and administrative	3,380	1,190	7,998	1,783

Total operating expenses	10,606	1,929	24,974	3,934

Operating loss	(10,403)	(1,929)	(24,402)	(3,454)
Other expense, net	12	(1,764)	(1,002)	(1,822)

Net loss	(10,391)	(3,693)	(25,404)	(5,276)
Deemed dividend	—	—	(3,230)	—

Net loss attributable to common stockholders	$(10,391)	$(3,693)	$(28,634)	$(5,276)

Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(1.01)	$(2.46)	$(1.44)

Weighted-average common shares outstanding, basic and diluted	22,603	3,673	11,651	3,673